Exhibit 99.1

BLOCKBUSTER ANNOUNCES SPECIAL

CASH DIVIDEND, SALE OF SENIOR SUBORDINATED NOTES AND CLOSING OF

NEW CREDIT FACILITY

DALLAS Aug. 20, 2004 – The Board of Directors of Blockbuster Inc. (NYSE: BBI) has declared a special cash dividend of $5 per share of common stock, payable Sept. 3, 2004, to stockholders of record at the close of business on Aug. 27, 2004. The Company expects its Class A Common Stock to trade ex-dividend on Aug. 25, 2004.

The special dividend will be financed from the net proceeds of Blockbuster’s recently announced offering of $300 million of 9% senior subordinated notes due 2012 and the borrowing of $650 million in term loans under Blockbuster’s new $1.15 billion bank credit facility, both of which closed today.

The senior subordinated notes were sold to qualified investors for resale in accordance with Securities and Exchange Commission Rule 144A and Regulation S, are general unsecured obligations of Blockbuster and are subordinated to all of Blockbuster’s existing and future senior debt.

This release shall not constitute an offer to sell or the solicitation of any offer to buy the notes described herein. The notes to be offered have not been registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be offered for resale only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Stockholders of Viacom Inc. (“Viacom”) are advised to read Viacom’s Tender Offer Statement on Schedule TO, Blockbuster’s Registration Statement on Form S-4 and the Offer to Exchange/Prospectus and any other documents relating to the exchange offer that are filed with the SEC as they become available and as they are amended because they will contain important information. Stockholders of Viacom may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or from Viacom at www.viacom.com.

Blockbuster Inc. is a publicly traded subsidiary of Viacom (NYSE: VIA, VIA.B) and a leading global provider of in-home movie and game entertainment, with nearly 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

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This news release contains forward-looking statements relating to Blockbuster’s payment of a special dividend and Blockbuster’s related financings. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. The matters discussed in Blockbuster’s filings with the Securities and Exchange Commission, including the “Risk Factors” sections of the Preliminary Prospectus-Offer to Exchange that is included in Blockbuster’s Registration Statement on Form S-4 filed on June 18, 2004, as amended on July 28, 2004, the matters discussed in the “Disclosure Regarding Forward-Looking Information” sections of Blockbuster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Blockbuster’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, among others, could affect future results, causing these results to differ materially from those expressed in Blockbuster’s forward-looking statements.

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations and Corporate Treasurer
(214) 854-3863